Exhibit 10.14

AMENDMENT NO. 1 TO THE
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Amended and Restated Employment Agreement, dated as of December 31, 2008 (the “Employment Agreement”), is by and between Robert J. Kerton (the “Executive”), and Safety Insurance Group, Inc., a Delaware corporation (the “Company”), and is effective as of the latest date specified below.

W I T N E S S E T H:

WHEREAS, the Executive and the Company previously entered into the Employment Agreement; and

WHEREAS, in the interests of good corporate governance and to reflect best practices in executive compensation, the Executive and the Company desire to amend the Employment Agreement to remove provisions relating to the automatic renewal of the term of the Employment Agreement in Section 3(a) and the excise tax gross-up payments in Section 10.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration (including, but not limited to, the grant of equity awards by the Company to the Executive for fiscal year 2013), the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Section 3(a) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

(a)                                 The “Term of Employment” shall commence on November 8, 2004 and shall continue until December 31, 2013; provided, that, should the Executive’s employment by the Company be earlier terminated pursuant to Section 3(b) or by the Executive pursuant to Section 3(c), the Term of Employment shall end on the date of such earlier termination.  The Company may extend the Term of Employment by an additional twelve months (“Additional Term”) pursuant to formal action by the Compensation Committee of the Board of Directors at least 90 days prior to the scheduled expiration date of the Term of Employment, unless the Executive notifies the Company of his or her decision to decline any additional term before at least 120 days prior to the scheduled expiration date of the Term of Employment.

2.                                      Section 3(f)(ii) of the Employment Agreement is hereby amended in its entirety to read as follows:

(ii)                                  the Company shall pay or cause to be paid to the Executive, within thirty business days after the date of termination, a lump-

sum payment equal to the annual base salary (in effect immediately prior to the date of termination) the Executive would have received (a) over the remaining Term of Employment or (b) in the event that Executive receives notification that the Term of Employment is extended by an Additional Term, the annual base salary Executive would have received through the end of the Additional Term.  “Severance Period” shall mean the period from the date of termination through the remaining current Term of Employment, or, in the event that Executive receives notification of an Additional Term, the period from the date of termination to the end of the Additional Term; and

3.                                      Section 10 of the Employment Agreement is hereby amended in its entirety to read as follows:

10.                               Code Section 280G Cutback

(a)                                 If any payments or benefits paid or provided or to be paid or provided to the Executive or for his benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or the termination thereof (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Payments shall be reduced to the extent necessary to prevent any portion of the Payments from becoming nondeductible by the Company under Section 280G of the Code or subject to the Excise Tax, but only if, by reason of that reduction, the net after-tax benefit received by the Executive exceeds the net after-tax benefit the Executive would receive if no reduction was made. For this purpose, “net after-tax benefit” means (i) the total of all Payments that would constitute “excess parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state, and local income taxes payable with respect to the Payments calculated at the maximum marginal income tax rate for each year in which the Payments shall be paid to the Executive (based on the rate in effect for that year as set forth in the Code as in effect at the time of the first payment of the Payments), less (iii) the amount of the Excise Tax imposed on the Payments described in clause (i) above. If a reduction in Payments is necessary under this Section 10(a), the reduction shall be made in a manner set forth in (b).

(b)                                 Any reduction of the Payments required under Section 10(a) shall be made in the following order: (i) first, any cash amounts payable to the Executive as a severance benefit as provided in Section 3(f)(ii), (g)(ii), (h)(ii), or (i)(ii) or otherwise; (ii) second, any amounts payable on behalf of the Executive for continued health insurance coverage under Section 3(f)(iii), g(iii), (h)(iii), or i(iii) or otherwise; (iii) third, any other cash amounts payable to or on behalf of the Executive under the terms of this Agreement or otherwise; (iv) fourth, any outstanding performance-based equity grants; and (v) finally, any time-vesting equity grants; in each case, the Payments shall be reduced beginning with Payments that would be made last in time.

(c)                                  All determinations required to be made under this Section 10 shall be made by the public accounting firm that is retained by the Company (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company.  All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company.  The determination by the Accounting Firm shall be binding upon the Company and Executive.

4.                                      In all other respects, the Employment Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, this Amendment has been executed as of the last date written below.

EXECUTIVE:

/s/Robert J. Kerton
Name:	Robert J. Kerton
Date:	December 17, 2012

SAFETY INSURANCE GROUP, INC.:

/s/David F. Brussard
Name:	David F. Brussard
Title:	President, CEO and Chairman of the Board
Date:	December 17, 2012